Exhibit 15.1

1810 Chapel Avenue West Suite 200 Cherry Hill, N.J. 08002 (856) 382-8550 www.lexnovalaw.com		Markley S. Roderick, Esquire Member of the NJ and PA Bar Direct Dial (856) 382-8402 mroderick@lexnovalaw.com
LIMITED LIABILITY COMPANY

June 22, 2022

Filed Via EDGAR with copy by email

Division of Corporation Finance

Office of Finance

Securities and Exchange Commission

Washington, D.C. 20549

Re:	AHP Title Holdings LLC

Post-Qualification Amendment No. 1 on Form -A

Filed on June 1, 2022

File No. 024-11415

Dear Sir/Madam:

This is in response to your letter of June 13, 2022. We have copied below the comments from your letter and provided the company’s response below each comment.

Your Comment #1 – Post-Qualification Amendment on Form 1-A

General

Please provide audited financial statements for the two most recently completed fiscal years, including audit opinions, and file the auditor’s consent for use of the audit report included in the amended filing. Refer to Part F/S, Item (b)(3)(A) and Part III, Item 17(11) of Form 1-A.

Our Response:

The financial statements, auditor reports, and auditor consents have been included in the amended filing.

*****

Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

Lex Nova Law, LLC

/s/ Mark Roderick

Markley S. Roderick

MSR/jae

Enclosure

cc: Jorge Newbery (w/o encl.)